EX.99.CODEETH

XIX.       FINANCIAL CODE OF ETHICS FOR SENIOR EXECUTIVES

Applicable Law:

Overview

The reputation and integrity of the Trust and Funds are valuable assets that are vital to the Funds’ success. The Trust’s senior officers are responsible for conducting the Funds’ business in a manner that demonstrates a commitment to the highest standards of integrity. The Funds’ senior officers include the principal executive officer, the principal financial officer, and any person who performs a similar function.

The Sarbanes-Oxley Act of 2002 (the “SOX Act”) imposed corporate disclosure and financial reporting reform with respect to public companies, including investment companies, to address corporate malfeasance and assure investors that the companies in which they invest are accurately and completely disclosing financial information. Under the Act, all public companies must either have a code of ethics for their senior officers or disclose why they do not. The SOX Act was intended to foster corporate environments that encourage employees to question and report unethical and potentially illegal business practices. The Trust has chosen to adopt this Code of Ethics for Senior Executives (the "Senior Executive Code") to encourage its senior officers to act in a manner consistent with the highest principles of ethical conduct.

Purposes of the Code

The purposes of this Code are:

•	To promote honest and ethical conduct by the Trust’s senior officers, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	To promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Funds file with the SEC and in other public communications made by the Funds;

•	To promote compliance with applicable laws, rules and regulations;

•	To encourage the prompt internal reporting to an appropriate person of violations of this Senior Executive Code; and

•	To establish accountability for adherence to this Senior Executive Code.

Questions Regarding This Code

The Trust CCO is designated to oversee the Trust’s Code of Ethics adopted pursuant to Rule 17j- 1 and shall also serve as the compliance officer for the implementation and administration of this Senior Executive Code. Senior officers should direct their questions about this Code to the Trust CCO.

Conduct Guidelines

The Trust has adopted the following guidelines under which senior officers must perform their official duties and conduct the business affairs of the Funds.

1.       Ethical and honest conduct is of paramount importance. The Trust’s senior officers must act with honesty and integrity and avoid violations of this Senior Executive Code, including the avoidance of actual or apparent conflicts of interest with the Funds in personal and professional relationships.

2.       Senior officers must disclose material transactions or relationships. The Trust’s senior officers must disclose to the Trust CCO any actual or apparent conflicts of interest the senior officers may have with the Fund(s) that reasonably could be expected to give rise to any violations of this Senior Executive Code. Such conflicts of interest may arise as a result of material transactions or business or personal relationships to which a senior officer may be a party. If it is not possible to disclose the matter to the Trust CCO, it should be disclosed to the Trust’s general counsel or another designated person. In addition to disclosing any actual or apparent conflicts of interest in which a senior officer is personally involved, the Trust’s senior officers have an obligation to report any other actual or apparent conflicts that they discover or of which they otherwise become aware. If a senior officer is unsure whether a particular fact pattern gives rise to a conflict of interest, or whether a particular transaction or relationship is “material,” the senior officer should bring the matter to the attention of the Trust CCO.

3.       Standards for quality of information shared with service providers. The Trust's senior officers must at all times seek to provide information to the Trust's service providers (adviser, sub-advisers, administrator, independent accountants, outside counsel, custodian, etc.) that is accurate, complete, objective, relevant, timely, and understandable.

4.       Standards for quality of information included in periodic reports. The Trust's senior officers must at all times endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Funds’ periodic reports.

5.       Compliance with laws. The Fund's senior officers must comply with the federal securities laws and other laws and rules applicable to the Funds, such as the Internal Revenue Code.

6.       Standard of care. The Trust's senior officers must at all times act in good faith and with due care, competence, and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated. The Trust's senior officers must conduct the affairs of the Funds in a responsible manner consistent with this Senior Executive Code.

7.       Confidentiality of information. The Trust's senior officers must respect and protect the confidentiality of information acquired in the course of their professional duties, except when authorized by the Trust to disclose it or where disclosure is otherwise legally mandated. The Trust's senior officers may not use confidential information acquired in the course of their work for personal advantage.

8.       Sharing of information and educational standards. The Trust's senior officers should share information with relevant parties to keep them informed of the business affairs of the Funds, as appropriate, and maintain skills important and relevant to the Funds’ needs.

9.       Promote ethical conduct. The Trust’s senior officers should at all times proactively promote ethical behavior among peers in their work environment.

10.       Standards for recordkeeping. The Trust’s senior officers must at all times endeavor to ensure that the Funds’ financial books and records are thoroughly and accurately maintained to the best of their knowledge in a manner consistent with applicable laws and this Senior Executive Code.

Waivers of this Senior Executive Code

A senior officer may request a waiver of a provision of this Senior Executive Code by submitting his or her request in writing to the Trust CCO for appropriate review and consideration. For example, if a senior officer's family member works for a service provider that helps prepare the Funds’ financial statements, the senior officer may have a potential conflict of interest in reviewing those statements and should seek a waiver of this Senior Executive Code in order to review the work. The Trust CCO may consult, as necessary, with another appropriate party (such as an executive officer of the Trust, the Board, or a designated Board or Audit Committee member) in deciding whether to grant a waiver. All waivers of this Senior Executive Code must be disclosed to the Funds’ shareholders to the extent required by SEC rules.

Affirmation of the Senior Executive Code

Upon adoption of the Senior Executive Code, the Trust's senior officers must affirm in writing that they have received, read, and understand the Senior Executive Code, and annually thereafter must affirm that they have complied with the requirements of the Senior Executive Code. To the extent necessary, the Trust CCO will provide guidance on the conduct required by this Senior Executive Code and the manner in which violations or suspected violations must be reported and waivers must be requested. .

Reporting Violations

In the event that a senior officer discovers or in good faith suspects a violation of this Senior Executive Code, the senior officer must immediately report the violation or suspected violation to the Trust CCO. The Trust CCO may, in his or her discretion, consult with another member of the Trust's senior management or the Board in determining how to address the suspected violation. For example, a Senior Executive Code violation may occur when a periodic report or financial statement omits a material fact, or is technically accurate, but, in the view of the senior officer, is written in a way that obscures its meaning. Senior officers who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated as confidential to the extent possible.

Violations of the Senior Executive Code

Dishonest or unethical conduct or conduct that is illegal will constitute a violation of this Senior Executive Code, regardless of whether this Senior Executive Code specifically refers to such conduct. A violation of this Senior Executive Code may result in disciplinary action up to and including removal as a senior officer of the Trust. A variety of laws apply to the Trust and its operations, including the 1933 Act, the 1934 Act, the ICA, state laws relating to duties owed by Trust officers, and criminal laws. The Trust will report any suspected criminal violations to the appropriate authorities, and will investigate, address and report, as appropriate, non-criminal violations.

Duties of the Trust CCO

•	As compliance officer for the Senior Executive Code, the Trust CCO will implement policies and procedures as necessary to implement this Code.

•	The Trust CCO will advise all senior executives of their status, present this Senior Executive Code to the senior executives, and receive and maintain in accordance with the recordkeeping protocols of the Manual, all affirmations of senior executives.

•	The Trust CCO will receive and respond to any questions concerning the application of this Senior Executive Code, and hold informational meetings with senior executives, as necessary, to communicate the standards and requirements of this Code.

•	The Trust CCO will receive, evaluate and address all actual or suspected violations of this Senior Executive Code.

•	The Trust CCO will report to the Board, as necessary, any violations of the Senior Executive Code, and all remedial actions taken or recommended for the Board to take.

•	The Trust CCO will review the Senior Executive Code periodically, but not less than annually, to determine the adequacy and effectiveness of this Code.